SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 14, 2005

aaiPharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21185	04-2687849

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2320 Scientific Park Drive
Wilmington, North Carolina 28405

(Address of Principal Executive Offices) (Zip Code)

(910) 254-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Preliminary Note

     aaiPharma Inc. (the “registrant”) or its subsidiaries own the following registered and unregistered trademarks: Darvocet®, Darvon®, Darvon-N®, Darvocet-N®, Brethine® and aaiPharma®. References in this document to Darvon are to Darvon® and Darvon-N® collectively and references to Darvocet are to Darvocet-N® and Darvocet A500™. All references in this document to any of these terms lacking the “®” or “TM” symbols are defined terms that reference the products or business bearing the trademarks with these symbols.

Item 2.06. Material Impairments

     Information included in Item 4.02 is incorporated by reference and filed herein.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

     (a) On April 14, 2005, the registrant received notice from the NASDAQ Stock Market (“NASDAQ”) that its common stock will be delisted from NASDAQ effective with the open of business on Monday, April 18, 2005 as a result of its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”) as required by NASDAQ Marketplace Rule 4310(c)(14) and by a continued listing condition imposed on the registrant by a NASDAQ listing qualifications panel in June 2004.

     On March 16, 2005, the registrant had notified NASDAQ and the listing qualifications panel of its failure to satisfy Marketplace Rule 4310(c)(14) and the continued listing condition in connection with the 2004 Form 10-K. As a result, the listing qualifications panel held a hearing with the registrant on April 7, 2005. At the hearing, the registrant requested that NASDAQ continue the listing of its common stock on the condition that the registrant file the 2004 Form 10-K not later than April 30, 2005. NASDAQ’s April 14, 2005 notice stated that the listing qualifications panel had determined to reject the registrant’s request.

Item 4.02. Non-Reliance on Previously Issued Financial Statements

     On April 14, 2005, the registrant concluded that the registrant’s unaudited financial statements at and for the period ended September 30, 2004 should no longer be relied upon and that modifications were necessary to the preliminary, unaudited financial data relating to the fiscal year ended December 31, 2004 included in the Form 12b-25 and Form 8-K filed by the registrant on March 16, 2005. The registrant intends to restate its financial statements at and for the period ended September 30, 2004 and to reflect within the audited consolidated financial statements for the year ended December 31, 2004 included in its 2004 Form 10-K, which has not yet been filed with the SEC, revisions to the previously disclosed preliminary unaudited financial data.

     The restatement of results for the period ended September 30, 2004 will reflect a correction that will increase by approximately $2.1 million the registrant’s allowance for customer credits, which includes estimated product returns, and thus will reduce net revenues by a corresponding amount. The amount of the allowance for customer credits impacts the registrant’s net revenues because net revenues represent the registrant’s total revenues less the

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allowance for customer credits. As restated, the registrant’s net loss for the three months ended September 30, 2004 is $36.0 million, or $1.26 per share. The registrant had reported a net loss of $33.8 million, or $1.18 per share, in its Quarterly Report on Form 10-Q for that period. The need for this correction came to the registrant’s attention after it received a return request in late March 2005 from one of its major wholesale customers that relates to pharmaceutical product inventory that the customer was holding as of September 30 and December 31, 2004 but which the customer failed to report to the registrant in the customer’s year-end and September 30, 2004 inventory reports.

     Modifications to the preliminary, unaudited financial data relating to the fiscal year ended December 31, 2004 included in the Form 12b-25 and Form 8-K filed by the registrant on March 16, 2005 will reflect a reduction in net revenues by approximately $2.8 million, which includes the approximately $2.1 million for the period ended September 30, 2004 resulting from the additions to the allowance for customer credits described above, as well as an increase in the amount of impairment charges related to certain intangible assets in December 2004. In the March 16 Form 8-K, the registrant announced that it had recorded a $72.0 million charge in December 2004 due to the impairment of intangible assets associated with its Darvon/Darvocet products and a $6.4 million charge in the second half of 2004 due to the impairment of an intangible asset associated with its Brethine product. The registrant, with the assistance of a third party valuation consultant, has subsequently reexamined the valuation methodology and assumptions it used in determining the amount of these preliminary, unaudited impairment charges. Based on this reexamination, the registrant has recorded an additional $15.1 million impairment charge in December 2004 associated with its Darvon/Darvocet products and an additional $0.2 million impairment charge in December 2004 associated with its Brethine products. These impairment charges will not result in future cash expenditures. As so revised and including additional minor adjustments, the registrant’s preliminary, unaudited net loss for 2004 is $191.2 million. The registrant had reported a preliminary, unaudited net loss for 2004 of $172.3 million in its March 16, 2005 Form 8-K and Form 12b-25.

Item 7.01 Regulation F-D Disclosure.

     On April 15, 2005, the registrant issued a press release summarizing the matters discussed above. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit 99.1 Press release dated April 15, 2005

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2005

aaiPharma Inc.
By:	/s/ Matthew E. Czajkowski
Matthew E. Czajkowski, Chief Administrative Officer and Chief Financial Officer

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Exhibit Index

Exhibit	Description

Exhibit 99.1	Press release dated April 15, 2005

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